Exhibit 99.1

NEWS RELEASE

AT INTEGRATED CORP. RELATIONS: AT THE COMPANY:

Investors: James Palczynski/Chad Jacobs Bob Aronson
Media: Megan McDonnell Director of Investor Relations
203-222-9013 800-579-2302

(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Completes the Acquisition of Peebles Inc.

HOUSTON, TX, November 4, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that it has completed its previously announced acquisition of Peebles Inc., a privately held, similarly focused retail company headquartered in South Hill, Virginia. The combination of Stage and Peebles creates a leading retailer of branded family apparel in small town America, with 514 stores in 27 South Central, Mid-Atlantic, Southeastern and Midwestern states, and annual sales approaching $1.2 billion.

The total cost of the acquisition, including certain transaction related costs, net of tax benefits, is estimated to be approximately $167 million. The Company also assumed the outstanding balance under Peebles' revolving credit facility of approximately $54.9 million. The Company intends to sell Peebles' private label credit card portfolio, which had a balance of approximately $33.8 million at closing, and use the proceeds to retire debt. In conjunction with the closing of the Peebles acquisition, the Company increased its existing revolving credit facility commitment from $175 million to $250 million.

Jim Scarborough, Chairman, President and Chief Executive Officer of Stage, commented, "The acquisition of Peebles represents an outstanding opportunity for us to join forces with a strong, successful and similarly focused retail company as we expand our geographic footprint. We believe the strategic, operational and economic potential of this business combination is exceptional and should result in enhanced value for our shareholders, our customers, our employees and our suppliers."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 514 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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Stage Completes the

Acquisition of Peebles

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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the anticipated benefits of the Peebles acquisition. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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